LOCORR INVESTMENT TRUST
SIXTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SIXTH AMENDMENT dated as of the 5th day of March, 2015, to the Fund Accounting Servicing Agreement, dated as of February 14, 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013, November 18, 2013, and April 1, 2014 (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust desires to add a fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Jon C. Essen	By: /s/ Michael R. McVoy
Name: Jon C. Essen	Name: Michael R. McVoy
Title: COO, Treasurer	Title: Executive Vice President

3/2015

Amended Exhibit A

to the Fund Accounting Servicing Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund
LoCorr Long/Short Equity Fund
LoCorr Spectrum Income Fund
LoCorr Market Trend Fund
LoCorr Multi-Strategy Fund

3/2015